Exhibit 99.1

Community Bankers Trust Corporation Reports

Receipt of Notice of Noncompliance with

NYSE Amex Standards and

Selected Results for 2009

April 9, 2010 (Glen Allen, Virginia) – Community Bankers Trust Corporation, the holding company for Essex Bank (the “Company”) (NYSE Amex: BTC), announced today that it has received notice from the NYSE Amex that it is not in compliance with the exchange’s continued listing standard with respect to the timely filing of its periodic reports with the Securities and Exchange Commission. Specifically, the Company is not in compliance with Sections 134 and 1101 of the NYSE Amex LLC Company Guide and its listing agreement because it failed to timely file its Annual Report on Form 10-K for the year ended December 31, 2009.

As it has previously disclosed, the Company has been revising disclosure items in its 2008 Form 10-K and the three Quarterly Reports on Form 10-Q that it filed in 2009 to include historical financial and related information with respect to each of the Company’s predecessors and enhanced disclosures relating to goodwill and intangible assets, fair value measurements, FDIC-covered assets and asset quality. The amended Form 10-Q filings will also include an expanded presentation of financial information relating to the Company’s acquisition of the operations of Suburban Federal Savings Bank in January 2009, due primarily to the post-transaction application of accounting rules with respect to the fair value of loans covered by FDIC shared-loss agreements and the FDIC indemnification asset. None of these changes required the Company to restate any of the financial information previously provided in the identified filings. The Company believes that it has addressed these matters and has provided the staff of the Securities and Exchange Commission with the proposed additional and enhanced disclosures for its amended filings. The Company understands that the staff will review these proposed filings when it reviews the Company’s 2009 Form 10-K.

The Company’s 2009 Form 10-K will also reflect the additional and enhanced disclosures described above. The primary item that is affecting the Company’s ability to complete and file the 2009 Form 10-K at this time is the accounting treatment and regulatory, legal and related issues with respect to significant transaction-based bonus awards that the Company approved in 2010 for its chief strategic officer in connection with his services in the Company’s acquisitions of the operations of The Community Bank in 2008 and Suburban Federal Savings Bank in January 2009, as provided in his employment agreement. The Company currently intends to record the transaction-based bonus awards as 2009 expenses under generally accepted accounting principles, but the Company is also actively discussing with its regulators the regulatory, legal and related concerns with respect to the payment of these bonus awards. The Company is working diligently to resolve these concerns and properly address the transaction-based bonus awards in the 2009 Form 10-K. The Company cannot make any assurances at this time as to the amount of these awards, if any, that will ultimately be paid following the resolution of these concerns.

Pending the completion and filing of the 2009 Form 10-K, as described above, the Company reports the following key financial results at or for the year ended December 31, 2009:

•	Total loans of $729.6 million, including $150.9 million in loans covered by the FDIC shared-loss agreements, which represents growth of $55.3 million or 10.6% in non-covered loans during 2009;

•	Net charge offs for the quarter were $6.3 million, which represent on an annualized basis 4.16% of average non-covered loans;

•	Assets of at least $1.2 billion, deposits of $1.0 billion and stockholders’ equity of at least $131.6 million;

•	Interest income of $64.5 million, interest expense of $25.1 million, provision for loan losses of $19.1 million and net interest income of $39.4 million;

•	An improvement of 22 basis points, to 3.83%, in net interest margin over the prior year;

•	Noninterest income of $26.2 million;

•	Noninterest expense of no more than $75.5 million, which amount includes goodwill impairment charges of $31.5 million; and

•	Net loss available to common stockholders not to exceed $30.3 million, including the goodwill impairment of $31.5 million, or $1.41 per share.

The Company noted that the above results reflect the Company’s expectations as of the date of this release and that they remain subject to change based on the resolution of the concerns discussed above.

The Company also reported the following regarding asset quality at December 31, 2009. Nonperforming assets, excluding FDIC covered assets, totaled $21.8 million, or 3.76%, of loans and other real estate at December 31, 2009 compared with $23.2 million, or 4.07%, of loans and other real estate at September 30, 2009. The allowance for loans losses was $18.2 million or 3.14% of total loans, excluding FDIC covered loans, at December 31, 2009, compared with $16.2 million or 2.85% at September 30, 2009. The allowance for loan losses increased from 69.85% of nonperforming assets at September 30, 2009 to 83.18% at December 31, 2009 and from 78.80% of nonaccrual loans at September 30, 2009 to 90.80% at December 31, 2009 (all excluding FDIC covered assets).

Nonaccrual loans, excluding FDIC covered assets, declined during the fourth quarter of 2009 by 2.7%, or $561,000, to $20.0 million, half of which were non-family construction and land development loans. Loans past due over 90 days, excluding FDIC covered assets, declined over the same period 83.1%, or $1.2 million, to $247,000. Non-covered other real estate owned increased 35.0%, or $411,000, to $1.6 million.

The Company reported that it made increases to the loan loss reserve for each quarter of 2009 as economic conditions continued to show signs of deterioration for classified assets. The most notable impetus for the provision was one borrowing relationship that was previously impaired and on the Bank’s watch list. Current information related to unwinding the credit necessitated further impairment which amounted to over 50% of the provision during the third quarter and subsequent charge-off in the fourth quarter. The remaining balance of the provision during the third and fourth quarters of the year was attributable to downgraded credits and further insulation from the economic downturn. The composition of the Company’s non-covered loan portfolio did not materially change during the fourth quarter of 2009. Management continues to monitor the loan portfolio closely and make appropriate adjustments using the Company’s internal risk rating system. The Company believes that its strong capital and liquidity positions will support the need to address in the immediate future concerns in asset quality and the uncertainty of the real estate markets and general economy in the central Virginia region.

The Company intends to file the 2009 Form 10-K with the Securities and Exchange Commission as soon as possible.

*    *    *    *    *

About Community Bankers Trust Corporation

The Company is the holding company for Essex Bank, a Virginia state bank with 25 full-service offices, 14 of which are in Virginia, seven of which are in Maryland and four of which are in Georgia. The Company also operates two loan production offices. Additional information is available on the Company’s website at www.cbtrustcorp.com.

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements with respect to the Company’s operations, growth strategy and goals. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, the effects of and changes in the following: the ultimate resolution of regulatory, legal and related issues relating to the 2010 transaction-based bonus awards to the Company’s chief strategic officer; general economic and market conditions, either nationally or locally; the interest rate environment; competitive pressures among banks and financial institutions or from companies outside the banking industry; real estate values; the quality or composition of the Company’s loan or investment portfolios; the demand for deposit, loan, and investment products and other financial services; the demand, development and acceptance of new products and services; the timing of future reimbursements from the FDIC to the Company under the shared-loss agreements; consumer profiles and spending and savings habits; the securities and credit markets; costs associated with the integration of banking and other internal operations; management’s evaluation of goodwill and other assets on a periodic basis, and any resulting impairment charges, under applicable accounting standards; the soundness of other financial institutions with which the Company does business; inflation; technology; and legislative and regulatory requirements. Many of these factors and additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and other reports filed from time to time by the Company with the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information in it.

Contact: Bruce E. Thomas

Senior Vice President and Chief Financial Officer

Community Bankers Trust Corporation

804-443-4343